Exhibit No. 3.1.35

CERTIFICATE OF FORMATION

OF

SAN LUIS OBISPO TRIBUNE, LLC

June 1, 2006

The undersigned, for the purpose of forming a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), hereby certifies as follows:

1.        Name. The name of the limited liability company formed hereby is San Luis Obispo Tribune, LLC.

2.        Registered Office. The address of the registered office of the limited liability company is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

3.        Registered Agent. The name and address of the registered agent for service of process of the limited liability company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400 Wilmington, New Castle County, Delaware 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

Monterey Newspapers, Inc.

By:

/s/ Gordon Yamate
Name:	Gordon Yamate
Title:	Assistant Secretary
an Authorized person